Exhibit 99.2

Annexon Highlights Strategic Focus to Advance Four Flagship Complement Programs through Late-Stage Development and Progress Across Three Therapeutic Franchises

Mid-stage and Pivotal Trials of ANX005, ANX007 and ANX1502 Poised to Achieve Numerous Catalysts in Multiple Disease Indications

Well-Capitalized with Operating Runway into 2025

Company to Present Pipeline Updates at 41st Annual J.P. Morgan Healthcare Conference

on January 11, 2023, at 7:30 a.m. PT

BRISBANE, Calif., Jan. 8, 2023 – Annexon, Inc. (Nasdaq: ANNX), a clinical-stage biopharmaceutical company developing a new class of complement medicines for patients with classical complement-mediated autoimmune, neurodegenerative and ophthalmic disorders, today reported progress across its broad portfolio of complement therapies and outlined its focus on four flagship programs to support its advancement to a late-stage biopharmaceutical company developing first-in-class treatments for complement-mediated diseases of the body, brain and eye.

Annexon has prioritized resources and execution of late-stage development of its four flagship programs: Guillain-Barré syndrome (GBS), Huntington’s disease (HD), geographic atrophy (GA) and its first-in-kind oral small molecule, ANX1502. In so doing, Annexon’s goal is to create near-term value for patients, physicians and stakeholders with the achievement of the following objectives by the end of 2023:

•	Complete expanded enrollment in its ongoing pivotal Phase 3 trial for ANX005 in patients with GBS – the first placebo-controlled trial in this indication in nearly 40 years

•	Initiate a pivotal Phase 2/3 trial for ANX005 in patients with HD – the first complement inhibitor in development to treat a brain disorder

•	Demonstrate clinical efficacy in an ongoing Phase 2 trial for ANX007 in patients with GA – the first up- and downstream complement approach for this indication

•	Initiate a clinical proof-of-concept trial with ANX1502 and expand into additional autoimmune indications – the first oral small molecule therapy targeting classical complement

“At Annexon, we envision a world in which every person gets to live out their talents, without being robbed of their physical and cognitive health due to disease. Our mission is to free the body, brain and eye from diseases driven by the classical complement cascade,” said Douglas Love, president and CEO of Annexon. “To achieve this, we’ve purposefully developed a broad pipeline across three therapeutic franchises – autoimmune, neurodegeneration and ophthalmology – allowing us to rigorously evaluate an array of diseases for which the classical pathway drives disease burden. Based on data and learnings generated to-date, we’re advancing four flagship programs that each have game-changing potential for patients and their families.”

Love continued, “Throughout 2022, we made significant progress across our pipeline and our business, setting up a strong foundation for growth and multiple catalysts on the horizon in 2023 and beyond. We’re encouraged by the recent engagements with the FDA on the pivotal trial design for ANX005 in two indications – GBS and HD – and are well-underway with our flagship program for GA, with initial clinical data anticipated mid-year. Across each therapeutic franchise, we’ve shown that our approach to stopping the classical pathway at its start can have a measurable impact on devastating and difficult-to-treat diseases.”

Flagship Program Progress

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ANX005 Pivotal Phase 3 Trial for GBS Underway: Annexon is evaluating ANX005, a monoclonal antibody (mAb) designed to fully inhibit C1q and the entire classical complement pathway, in a randomized, double-blind, placebo-controlled Phase 3 trial in patients with GBS. GBS is an autoimmune condition with no U.S. Food and Drug Administration (FDA)-approved therapies, and where maximum suppression of C1q and the classical cascade early in the disease process may act to rapidly prevent nerve damage and irreversible neurological disability. Following a productive engagement with the FDA regarding the statistical analysis plan for the ongoing pivotal trial, the company increased the study population by approximately 40 patients for a total of 220 patients. Expanded enrollment is expected to be completed in the second half of 2023 with pivotal data anticipated in the first half of 2024.

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Initiation of a Pivotal Trial for ANX005 for HD Planned in 2023: Annexon successfully completed a Phase 2 clinical trial in 2022 in patients with HD, a slowly progressing, inherited and fatal neurodegenerative disease that leads to excessive synapse loss and neuronal damage. Following Phase 2 trial results demonstrating benefit in clinical outcomes in HD patients and a productive engagement with the FDA, the company plans to advance ANX005 into a randomized, double-blind, placebo-controlled Phase 2/3 pivotal trial for patients with HD in 2023.

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ANX007 Phase 2 Trial in GA On-track for Initial Data in Mid-2023: ANX007 is being evaluated in a global Phase 2 clinical trial in patients with GA, the leading cause of blindness resulting from damaged and dying retinal cells. ANX007 is designed to block C1q locally in the eye, to provide more complete protection against excess classical complement activity, a key driver of disease. Enrollment in the trial is complete and the company anticipates reporting initial data in mid-2023, with additional data to be presented after the conclusion of the six-month off-treatment period by the end of 2023. Additionally, Annexon is continuing to collaborate with DelSiTech to further optimize ANX007 for an extended-release formulation designed to enable less frequent administration.

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ANX1502 Achieved Target Drug Levels and was Well-Tolerated in Phase 1 Single-Ascending Dose (SAD) Trial Preliminary Data; Advancing into Multiple Clinical Trials in 2023: Annexon is evaluating ANX1502 in an ongoing Phase 1 SAD trial in healthy volunteers. In the SAD trial, a single dose of ANX1502 has achieved target drug levels in plasma in patients dosed at 450 mg, consistent with twice daily dosing. Additionally, ANX1502 has been generally well-tolerated with no safety signals observed. The SAD trial is ongoing to identify the maximum tolerated dose, and Annexon is preparing to initiate a multiple-ascending dose (MAD) study of ANX1502 in the first half of 2023, as well as a proof of concept study in 2023 in patients with cold agglutinin disease (CAD), which is supported by positive data generated by ANX005 in CAD patients. The company also plans to expand development into additional autoimmune indications with strong scientific rationale, including multifocal motor neuropathy (MMN), in early 2024.

Continued Progress Across Broad Pipeline of Complement Programs

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Preliminary Phase 2a Data with ANX005 in Amyotrophic Lateral Sclerosis (ALS) Show Slowing of Disease Progression During Treatment; Full Data Expected in 2023: ANX005 is being evaluated in a Phase 2a signal-finding trial in patients with ALS, a fatal neurodegenerative disorder characterized by loss of central and peripheral motor neurons. Preliminary data (n=8) showed that treatment with ANX005 has resulted in a reduction in neurofilament light (NfL) and slowing of disease progression, as measured by reductions in revised ALS functional rating scores, during the initial 12-week on-treatment period, followed by an increase in disease progression while off treatment. Enrollment in the trial is ongoing with full data expected in 2023.

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Deprioritizing wAIHA to Focus on Diseases with a Clearly Defined Role for C1q Inhibition: Annexon completed its Phase 2 signal-finding trials in two types of autoimmune hemolytic anemia, CAD and warm autoimmune hemolytic anemia (wAIHA). ANX005 achieved full target engagement and blocked complement deposition on red blood cells in both CAD and wAIHA. ANX005 improved clinical outcomes for the CAD patients (n=3) but demonstrated a mixed effect on hemolysis and anemia in wAIHA patients (n=5). The company’s enrichment strategy selected patients with signs of excess complement activation; however, patients enrolled exhibited heterogeneity in other factors contributing to disease. Following an assessment of the market opportunity in wAIHA and a range of additional autoimmune indications, Annexon has determined not to advance development in wAIHA. The company intends to evaluate its anti-C1q drug candidates, including ANX1502, in indications where classical complement is an understood driver of disease, such as CAD and MMN.

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Data from Signal-finding Trial of ANX009 for Lupus Nephritis (LN) Expected in the First Half of 2023: The company’s Phase 1b signal-finding trial of ANX009 using a precision medicine approach for patients with LN who have high baseline complement activity is underway. LN is an autoimmune disease for which pathogenic autoantibodies against C1q enhance activity and uniquely amplify kidney inflammation and damage. ANX009 is a subcutaneously administered agent designed to selectively inhibit C1q in the vascular space for use as a chronic treatment. Enrollment in the trial is ongoing with multiple patients dosed and data are expected in the first half of 2023.

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Continued Progress with ANX105 in Phase 1 SAD Study: Annexon is evaluating ANX105, its next-generation full-length mAb, in a Phase 1 SAD study in healthy volunteers. Enrollment is ongoing and initial data are expected in 2023.

More information on Annexon’s programs across its autoimmune, neurodegenerative and ophthalmologic franchises can be found in the corporate presentation accessible on the company’s website at www.annexonbio.com.

“This is a remarkable time in the evolution of Annexon. Since the company was founded, the field of complement therapeutics has advanced dramatically. I am proud of the role Annexon has played in revolutionizing complement biology, carrying on our founders’ legacy with ground-breaking discoveries in the brain-body-eye connection,” stated Mr. Love. “Today, we have an extensive complement pipeline in development with several late-stage trials underway, and a strong balance sheet and disciplined investment approach that supports our near- and long-term plans for our company. Together with a passionate and talented team, we have an incredible opportunity to achieve something tremendous in the field of medicine, and I am excited and confident in the future ahead for us and most importantly, for patients.”

Cash Position and Updated Operating Runway

As of September 30, 2022, Annexon had $269.5 million in cash, cash equivalents and short-term investments. Annexon is updating its runway guidance to into 2025 from into the second half of 2025. The update is based on the company’s plan to initiate a pivotal trial of ANX005 in HD in 2023, which it has now incorporated into its financial forecast.

J.P. Morgan Healthcare Conference

Mr. Love will present Annexon’s pipeline updates at the 41st Annual J.P. Morgan Healthcare Conference on Wednesday, January 11, 2023, at 7:30 a.m. PT in San Francisco. A live webcast of the event can be accessed under the ‘Events & Presentations’ section on the Investors page at www.annexonbio.com. A replay of the webcast will be archived on the Annexon website for 30 days following the presentation.

About Annexon

Annexon (Nasdaq: ANNX) is a clinical-stage biopharmaceutical company seeking to bring game-changing medicines to patients with classical complement-mediated diseases of the body, brain and eye. The classical complement cascade is a seminal pathway within the immune system that anchors and drives a host of autoimmune, neurodegenerative and ophthalmic diseases. Annexon is advancing a new class of complement medicines targeting the early classical cascade and all downstream pathway components that contribute to disease, while selectively preserving the beneficial immune functions of other complement pathways. Annexon is rigorously developing a pipeline of diversified product candidates across multiple mid- to late-stage clinical trials, with clinical data anticipated throughout 2023 and beyond.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “seek,” “should,” “suggest,” “target,” “on track,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. All statements other than statements of historical facts contained in this press release are forward-looking statements. These forward-looking statements include, but are not limited to, statements about: anticipated milestones; cash operating runway; engagement with regulators; the potential benefits from treatment with anti-C1q therapy; timing of data reports; and continuing advancement of the company’s innovative portfolio. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: the company’s history of net operating losses; the company’s ability to obtain necessary capital to fund its clinical programs; the early stages of clinical development of the company’s product candidates; the effects of COVID-19 or other public health crises on the company’s clinical programs and business operations; the company’s ability to obtain regulatory approval of and successfully commercialize its product candidates; any undesirable side effects or other properties of the company’s product candidates; the company’s reliance on third-party suppliers and manufacturers; the outcomes of any future collaboration agreements; and the company’s ability to adequately maintain intellectual property rights for its product candidates. These and other risks are described in greater detail under the section titled “Risk Factors” contained in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and the company’s other filings with the SEC. Any forward-looking statements that the company makes in this press release are made pursuant to the Private Securities Litigation Reform Act of 1995, as amended, and speak only as of the date of this press release. Except as required by law, the company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

The contents of the company’s website at www.annexonbio.com and the presentation accessible through the company’s website are not incorporated by reference into this press release.

Investor Contact:

Chelcie Lister

THRUST Strategic Communications

chelcie@thrustsc.com

Media Contact:

Sheryl Seapy

Real Chemistry

949-903-4750

sseapy@realchemistry.com